Exhibit 5

Dykema Gossett PLLC
2723 South State Street
Suite 400
Ann Arbor, Michigan 48104
www.dykema.com
Tel: (734) 214-7660
Fax: (734) 214-7696
December 18, 2009
Aastrom Biosciences, Inc.
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
Re:	Aastrom Biosciences, Inc. Registration Statement on Form S-8 (the “Registration Statement”) Registering Shares Issuable Under the 2009 Omnibus Incentive Plan
Ladies and Gentlemen:
     As legal counsel for Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 26,000,000 authorized but unissued shares of the Common Stock, no par value, of the Company (the “Shares”) which may be issued pursuant to options and other rights to acquire Common Stock granted under the Aastrom Biosciences, Inc. 2009 Omnibus Incentive Plan (the “Plan”).
     We have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.
     Based on such examination, we are of the opinion that the Shares that may be issued under the Plan have been duly authorized and, when issued against payment of the purchase price therefore and in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.
     The opinion expressed herein is limited to the laws of the State of Michigan and the federal laws of the United States. We express no opinion and make no representation with respect to the law of any other jurisdiction.
California | Illinois | Michigan | Texas | Washington D.C.

Aastrom Biosciences, Inc.
December 18, 2009

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.
Respectfully submitted,
Dykema Gossett pllc
/s/ Dykema Gossett PLLC
California | Illinois | Michigan | Texas | Washington D.C.